Exhibit 99.3

Sonic Foundry Agrees to Acquire MediaMission, a Netherlands Enterprise Video Company

One of two announcements that reinforce company’s international market leadership in video communications

MADISON, Wis.--(BUSINESS WIRE)--November 21, 2013--Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader for video content management and webcasting solutions, announced today that the company has entered into non-binding term sheets to acquire MediaMission, and to purchase the remaining shares of stock in Mediasite K.K., the market leading education and enterprise video providers in the Netherlands and Japan. With these agreements, Sonic Foundry expects to significantly expand its global market reach in Europe and the Asia-Pacific region, and accelerate the company's commitment to enterprise video communications world-wide.

Sonic Foundry, which has seen a 25% growth in international billings, believes the acquisition of MediaMission will provide operational synergies between the combined organizations by leveraging a larger geographic and cloud footprint; allowing the company to better align with customers globally; providing follow-the-sun customer support; and further driving global sales.

“Sonic Foundry’s commitment to a global customer base will provide the support we need to expand our combined footprint in Europe, focus on new product offerings and tailor new business models to drive more business,” said Robert Jan Brouwer, co-founder, MediaMission. “It is our mission to make online video communication easy to use and produce in the enterprise and education. I look forward to this deeper partnership with Sonic Foundry as we work together to realize a shared vision of providing scalable, secure and streamlined video content management solutions.”

MediaMission, founded as a Sonic Foundry partner in 2004, has been a catalyst for the rapid adoption of large-scale, enterprise-wide academic video programs in the region’s largest universities, including TU Delft.

“TU Delft’s Collegerama, powered by Mediasite, is home to 15,000 hours of video, is a member of edX and a model for universities around the world who are looking to realize their campus wide video content management strategies. The program would not be what it is today without the vision and partnership of MediaMission and Sonic Foundry,” said Leon Huijbers, NewMedia Centre, TU Delft.

"Sonic Foundry has always taken our customers and us seriously when we give feedback on how we use Mediasite here in Europe. They take time to listen and understand our specific requirements and we see our feature requests come into the product update after update,” said Tom van Buren, co-founder, MediaMission. “We look forward to having the opportunity to work even more closely with the dedicated, passionate and talented technical team at Sonic Foundry to bring more exciting improvements to products and services that are geared to our European market.”

“Working beside MediaMission for the past decade has been a true honor, and we look forward to welcoming them as part of our team,” said Gary Weis, Chief Executive Officer, Sonic Foundry. “Robert Jan’s and Tom’s leadership and innovation have enabled MediaMission to redefine academic and enterprise video in the Netherlands, and the company shares our vision of creating world-class customer experiences as we take on new global markets.”

Terms

Sonic Foundry will pay €1.1 million for all the outstanding stock in MediaMission Holding B.V., comprised of €330,000 cash, €495,000 subordinated note payable over three years and €275,000 in shares of Sonic Foundry stock. MediaMission recorded revenues for the year ended December 31, 2012 of €1.3 million with pretax income of €32,000. Had the acquisition of MediaMission occurred on or before January 1, 2012, Sonic Foundry would have recorded approximately $1.0 million of additional revenue, during the calendar year ended December 31, 2012. Additional details will be found in Sonic Foundry’s Annual Report on Form 10-K, which will be filed in December 2013. The transaction, which is subject to execution of a definitive stock purchase agreement and customary closing conditions, is expected to close within the next 45 days.

Investor Webcast

Sonic Foundry will discuss this announcement and its acquisition of Mediasite K.K. during its quarterly investor webcast today at 3:30 p.m. CT/4:30 p.m. ET. To access the presentation, go to sonicfoundry.com/earnings. An archive of the conference call will be available for 90 days.

About MediaMission

The first European reseller for Mediasite by Sonic Foundry, MediaMission (www.mediamission.nl) is a master distributor of Mediasite for The Netherlands based in De Bilt. In the last decade MediaMission has enabled Mediasite use at more then twenty higher education institutions including 10 universities. Together with clients, partners and preferred suppliers, the company innovates existing infrastructure and assets for the easy production, distribution and use of rich video. Because of it’s wide knowledge of education, information transmittal, IT and comparative media studies, MediaMission is in a unique position to make implementations of large scale rich media presentations possible.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO) is the trusted market leader for enterprise webcasting solutions, providing video content management and distribution for education, business and government. Powered by the patented Mediasite webcasting platform and webcast services of Mediasite Events, the company empowers people to advance how they share knowledge online, using video webcasts to bridge time and distance, enhance learning outcomes and improve performance.

© 2013 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

CONTACT:
Sonic Foundry, Inc.
Tammy Jackson, 608.770.9052
tammy@sonicfoundry.com
or
Nicole Wise, 608.237.8678
nicolew@sonicfoundry.com